Exhibit 99.1

Rivian Automotive, Inc. Announces Proposed Green Convertible Senior Notes Offering

IRVINE, Calif.—(BUSINESS WIRE)—March 6, 2023—Rivian Automotive, Inc. (Nasdaq: RIVN) (“Rivian”) today announced its intention to offer, subject to market and other conditions, $1,300,000,000 aggregate principal amount of green convertible senior notes due 2029 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). Rivian also expects to grant the initial purchasers of the notes an option to purchase, for settlement within a period of 13 days from, and including, the date the notes are first issued, up to an additional $200,000,000 principal amount of notes.

The notes will be senior, unsecured obligations of Rivian, will accrue interest payable semi-annually in arrears and will mature on March 15, 2029, unless earlier repurchased, redeemed or converted. Noteholders will have the right to convert their notes in certain circumstances and during specified periods. Rivian will settle conversions by paying or delivering, as applicable, cash, shares of its Class A common stock (the “common stock”) or a combination of cash and shares of its common stock, at Rivian’s election.

The notes will be redeemable, in whole or in part (subject to certain limitations), for cash at Rivian’s option at any time, and from time to time, on or after March 20, 2026 and on or before the 20th scheduled trading day immediately before the maturity date, but only if the last reported sale price per share of Rivian’s common stock exceeds 130% of the conversion price for a specified period of time. The redemption price will be equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

If certain events that constitute a “fundamental change” occur, then, subject to limited exceptions, noteholders may require Rivian to repurchase their notes for cash. The repurchase price will be equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the applicable repurchase date.

The interest rate, initial conversion rate and other terms of the notes will be determined at the pricing of the offering.

Rivian intends to use the net proceeds from the offering to finance, refinance, make direct investments in, in whole or in part, one or more new or recently completed (within the 24 months prior to the issue date of the notes), current and/or future eligible green projects, as described in Rivian’s newly established green financing framework. Eligible green projects are projects that meet specified eligibility criteria, in alignment with the guidelines of the Green Bond Principles, 2021, and include expenditures relating to, investments in, financings of and/or acquisitions of one or more of the following: (i) clean transportation, (ii) renewable energy, (iii) circular economy, (iv) energy efficiency and (v) pollution prevention and control. Pending allocation of an amount equal to the net proceeds from the offering to eligible green projects, Rivian may temporarily invest the net proceeds from the offering in cash, cash equivalents, and/or high-quality marketable securities, and will not invest in operations that result in an overall net increase in greenhouse gas emissions.

The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About Rivian

Rivian exists to create products and services that help our planet transition to carbon neutral energy and transportation. Rivian designs, develops, and manufactures category-defining electric vehicles and accessories and sells them directly to customers in the consumer and commercial markets. Rivian complements its vehicles with a full suite of proprietary, value-added services that address the entire lifecycle of the vehicle and deepen its customer relationships.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the anticipated terms of the notes being offered, the completion, timing and size of the proposed offering and the intended use of the proceeds. Forward-looking statements represent Rivian’s current expectations regarding future events and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those implied by the forward-looking statements. Among those risks and uncertainties are market conditions, including market interest rates, the trading price and volatility of Rivian’s common stock and risks relating to Rivian’s business, including those described in periodic reports that Rivian files from time to time with the Securities and Exchange Commission. Rivian may not consummate the proposed offering described in this press release and, if the proposed offering is consummated, cannot provide any assurances regarding the final terms of the offering or the notes or its ability to effectively apply the net proceeds as described above. The forward-looking statements included in this press release speak only as of the date of this press release, and Rivian does not undertake to update the statements included in this press release for subsequent developments, except as may be required by law.

Investor Contact

ir@rivian.com

Media Contact

Harry Porter

media@rivian.com